Exhibit 99.1
CITIZENS REPUBLIC BANCORP ANNOUNCES SECOND QUARTER 2009 RESULTS
FLINT, MICHIGAN, July 23, 2009 — Citizens Republic Bancorp, Inc. (NASDAQ: CRBC) announced today a net loss of $347.4 million for the three months ended June 30, 2009, compared with a net loss of $45.1 million for the first quarter of 2009 and a net loss of $201.6 million for the second quarter of 2008. The second quarter of 2009 included a non-cash goodwill impairment charge of $266.5 million (which had no impact on regulatory capital ratios or Citizens’ overall liquidity). The second quarter of 2008 included a non-cash goodwill impairment charge, a credit writedown, and fair-value adjustments that together totaled $220.5 million ($205.6 million after-tax). After incorporating the $5.2 million dividend to the preferred shareholder, Citizens reported a net loss attributable to common shareholders of $352.6 million for the three months ended June 30, 2009. Diluted net loss per share was $2.81, compared with $0.39 for the first quarter of 2009 and $2.53 for the second quarter of 2008. Annualized returns on average assets and average equity during the second quarter of 2009 were (10.91)% and (89.50)%, respectively, compared with (1.40)% and (11.40)% for the first quarter of 2009 and (6.10)% and (52.47)% for the second quarter of 2008.
Key Highlights in the Quarter:
•	Core deposits at June 30, 2009 increased $120.0 million or 2.5% over March 31, 2009 to $4.8 billion and increased $318.4 million or 7.0% over June 30, 2008.
•	Citizens continues to hold excess short-term (liquid) assets at June 30, 2009. Money market investments increased $79.2 million or 16.5% over March 31, 2009.
•	Citizens’ regulatory capital ratios continue to exceed the “well-capitalized” designation. As of June 30, 2009, Citizens’ estimated capital ratios were as follows:
o	Tier 1 capital — 11.83%

o	Total capital — 13.93%

o	Tier 1 leverage — 8.69%

o	Tangible common equity to tangible assets — 5.09%

o	Tangible equity to tangible assets — 7.34%
•	Total delinquencies at June 30, 2009 decreased $69.5 million or 28.8% from March 31, 2009 to $171.7 million.
•	The allowance for loan losses at June 30, 2009 increased to $333.4 million or 3.96% of portfolio loans, compared with $282.6 million or 3.23% at March 31, 2009. The provision for loan losses for the second quarter of 2009 was $100.0 million, compared with $64.0 million for the first quarter of 2009. The increase in the provision for loan losses was primarily due to higher net charge-offs and the continued migration of loans to nonperforming status. Net charge-offs for the second quarter of 2009 totaled $49.2 million, compared with $36.7 million for the first quarter of 2009.
•	On June 25, 2009, Citizens announced a special shareholders meeting to seek approval of a proposal to increase the number of authorized shares of common stock and a proposal to issue additional shares of common stock in exchange for up to $125 million principal amount of its outstanding 5.75% subordinated debentures and filed preliminary proxy materials with the Securities and Exchange Commission (“SEC”).
•	On July 10, 2009 Citizens filed a registration statement on Form S-4 with the SEC in connection with a proposed offer to exchange its 5.75% subordinated debentures and 7.50% trust preferred securities for common stock (the “Exchange Offers”).

Citizens has filed a registration statement (including a prospectus and related Exchange Offers materials) with the SEC for the Exchange Offers. Holders of the subordinated debentures or the trust preferred securities should read the prospectus in that registration statement and other documents Citizens has filed with the SEC for more complete information about Citizens and the Exchange Offers before deciding whether to tender into the Exchange Offers if they are commenced. Holders may obtain these documents for free by visiting EDGAR on the SEC web site at www.sec.gov or by requesting them by contacting Citizens’ Investor Relations Director at (810) 257-2506.

This press release is not an offer to sell or purchase or an offer to exchange or a solicitation of acceptance of an offer to sell or purchase or offer to exchange, which may be made only pursuant to the terms of the preliminary prospectus and related letter of transmittal, as applicable.

Citizens has filed a preliminary proxy statement with the SEC in connection with the solicitation of proxies by the board of directors for a special meeting of shareholders, which is referred to in this communication. The preliminary proxy statement contains important information that shareholders should read before making any voting decision. The preliminary proxy statement and proxy are, and the definitive proxy materials will be, available for free by visiting the SEC’s web site at www.sec.gov or Citizens’ web site at www.citizensbanking.com.
Balance Sheet
Total assets at June 30, 2009 were $12.3 billion, a decrease of $693.9 million or 5.3% from March 31, 2009 and a decrease of $881.7 million or 6.7% from June 30, 2008. The declines were primarily due to reductions in total portfolio loans and the second quarter of 2009 goodwill impairment, partially offset by higher money market investments.
Money market investments at June 30, 2009 totaled $560.7 million, an increase of $79.2 million or 16.5% over March 31, 2009 and an increase of $560.5 million over June 30, 2008. The increases were primarily the result of holding excess short-term funds with the Federal Reserve as a result of continued deposit growth coupled with a lack of demand for loans from credit-worthy clients.
Investment securities at June 30, 2009 totaled $2.3 billion, a decrease of $79.3 million or 3.3% from March 31, 2009 and an increase of $206.7 million or 9.7% over June 30, 2008. The decrease from March 31, 2009 was primarily the result of using portfolio cash flow to reduce long-term borrowings. The increase over June 30, 2008 was primarily the result of investing the proceeds from the fourth quarter of 2008 participation in the TARP Capital Purchase Program into securities that can be pledged as collateral for funding of future loans, partially offset by the effects of using portfolio cash flow to reduce short-term and long-term borrowings. Citizens did not have any other-than-temporary impairment charges during the second quarter of 2009.
The following table displays the total commercial loan portfolio by segment at quarter end for each of the last five quarters. The following definitions are provided to clarify the types of loans included in each of the commercial real estate segments identified in the table. Land hold loans are secured by undeveloped land which has been acquired for future development. Land development loans are secured by land undergoing infrastructure improvements to create finished marketable lots for commercial or residential construction. Construction loans are secured by commercial, retail and residential real estate in the construction phase with the intent to be sold or become an income producing property. Income producing loans are secured by non-owner occupied real estate leased to one or more tenants. Owner occupied loans are secured by real estate occupied by the owner for ongoing operations.
Commercial Loan Portfolio

	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30
(in millions)	2009	2009	2008	2008	2008
Land Hold	$54.9	$54.2	$45.0	$48.3	$49.8
Land Development	123.1	121.2	132.7	125.0	128.2
Construction	230.4	257.7	263.5	364.2	344.1
Income Producing	1,534.5	1,558.2	1,556.2	1,533.2	1,569.9
Owner-Occupied	979.5	953.0	967.3	999.6	1,009.3

Total Commercial Real Estate	2,922.4	2,944.3	2,964.7	3,070.3	3,101.3
Commercial and Industrial	2,198.3	2,394.4	2,602.4	2,703.7	2,703.8

Total Commercial Loans	$5,120.7	$5,338.7	$5,567.1	$5,774.0	$5,805.1

Total commercial loans at June 30, 2009 decreased $218.0 million or 4.1% from March 31, 2009 and decreased $684.4 million or 11.8% from June 30, 2008. The decreases were primarily the result of a decline in customer demand from credit-worthy clients.
Residential mortgage loans at June 30, 2009 totaled $1.1 billion, a decrease of $63.0 million or 5.2% from March 31, 2009 and a decrease of $163.7 million or 12.5% from June 30, 2008. The declines were primarily the result of normal paydowns as a result of client activity and new business not being retained in the portfolio due to Citizens’ strategy of selling more than 90% of new mortgage originations into the secondary market.
Direct consumer loans, which are primarily home equity loans, were $1.4 billion at June 30, 2009, a decrease of $54.1 million or 3.9% from March 31, 2009 and a decrease of $150.8 million or 10.0% from June 30, 2008. Indirect consumer loans, which are primarily marine and recreational vehicle loans, totaled $808.3 million at June 30, 2009, essentially unchanged from March 31, 2009 and a decrease of $24.5 million or 2.9% from June 30, 2008. The decreases for both portfolios were due to weaker consumer demand.
Loans held for sale at June 30, 2009 were $78.1 million, a decrease of $11.7 million or 13.0% from March 31, 2009 and a decrease of $33.4 million or 29.9% from June 30, 2008. The decreases were primarily the result of a decline in commercial loans held for sale due to customer paydowns, writedowns to reflect market-value declines for the underlying collateral, and transfers to ORE.
Goodwill at June 30, 2009 was $330.7 million, a decrease of $266.5 million from March 31, 2009 and June 30, 2008. The decrease was due to a $266.5 million non-cash and non-tax-deductible goodwill impairment charge recorded in the second quarter of 2009. As a result of ongoing volatility in the financial industry, the challenging economic conditions in Michigan and the Upper Midwest, continued deterioration in the credit quality of Citizens’ loan portfolios, and the uncertain trickle-down effect of recent bankruptcy filings by several major companies in the U.S. automotive industry, Citizens determined it was necessary to perform an interim goodwill impairment test. The interim goodwill impairment test was performed in the second quarter of 2009 and included discounted cash flow and portfolio pricing analyses that reflected management’s outlook for the current business environment. Based on these analyses, Citizens concluded that the goodwill allocated to its Regional Banking reporting unit was impaired. There can be no assurance, however, that future testing will not result in additional material impairment charges due to further developments in the banking industry or Citizens’ markets.
Total deposits at June 30, 2009 were $8.9 billion, a decrease of $206.0 million or 2.3% from March 31, 2009 and an increase of $252.3 million or 2.9% over June 30, 2008. Core deposits, which exclude all time deposits, totaled $4.8 billion at June 30, 2009, an increase of $120.0 million or 2.5% over March 31, 2009 and an increase of $318.4 million or 7.0% over June 30, 2008. The increases were primarily the result of clients holding higher balances in transaction accounts and recent changes in FDIC coverage thresholds. Time deposits totaled $4.1 billion at June 30, 2009, a decrease of $326.1 million or 7.4% from March 31, 2009 and essentially unchanged from June 30, 2008. The decrease in time deposits was primarily the result of a $266.2 million planned reduction in brokered deposits and a shift in funding mix from customer time deposits to core deposits.
Other interest-bearing liabilities, which include federal funds purchased and securities sold under agreements to repurchase, other short-term borrowings, and long-term debt, totaled $2.0 billion at June 30, 2009, a decrease of $134.9 million or 6.3% from March 31, 2009 and a decrease of $846.8 million or 29.8% from June 30, 2008. The decreases were primarily the result of applying the proceeds from loan prepayments to reduce wholesale funding. Additionally, the decrease from the second quarter of 2008 was the result of utilizing the proceeds from the issuance of equity securities in June 2008 to pay down debt.
Capital Adequacy and Liquidity
Shareholders’ equity at June 30, 2009 totaled $1.2 billion, a decrease of $342.2 million or 21.8% from March 31, 2009 and a decrease of $320.5 million or 20.7% from June 30, 2008. The decreases were primarily the result of the net losses incurred since the second quarter of 2008. When compared with June 30, 2008, the reduction was partially offset by the $300.0 million of capital raised during the fourth quarter of 2008.

Citizens continues to maintain a strong capital position, and its regulatory capital ratios are above “well-capitalized” standards, as evidenced by the following key capital ratios.

	Regulatory
	Minimum for				Excess Capital
	“Well-				over Minimum
	Capitalized”	6/30/09	3/31/09	12/31/08	(in millions)

Tier 1 capital ratio*	6.00%	11.83%	12.16%	12.21%	$531.8
Total capital ratio*	10.00%	13.93%	14.21%	14.49%	$358.7
Tier 1 leverage ratio*	5.00%	8.69%	9.32%	9.66%	$458.4
Tangible common equity to tangible assets		5.09%	5.58%	5.80%
Tangible equity to tangible assets		7.34%	7.74%	7.93%

*	June 30, 2009 is an estimate
Like many financial institutions across the United States, Citizens has been impacted by deteriorating economic conditions. Recent events such as bankruptcy filings by significant automotive manufacturers and suppliers, as well as announced automotive plant and dealer closings, affect the national economy in general and the Michigan economy in particular. As a result, as described in its recent SEC filings, Citizens has initiated plans to raise additional Tier 1 common equity to maintain and strengthen its balance sheet to withstand the effects of increased economic stress and uncertainty over the coming months and years.
Citizens maintains a strong liquidity position due to its on-balance sheet liquidity sources and very stable funding base comprised of approximately 73% deposits, 16% long-term debt, 10% equity, and 1% short-term liabilities. Citizens also has access to high levels of untapped liquidity through collateral-based borrowing capacity provided by portions of both the loan and investment securities portfolios. Additionally, money market investments and securities available-for-sale could be sold for cash to provide liquidity, if necessary.
Net Interest Margin and Net Interest Income
Net interest margin was 2.73% for the second quarter of 2009 compared with 2.73% for the first quarter of 2009 and 3.11% for the second quarter of 2008. The net interest margin was unchanged from the first quarter of 2009, as expanding loan spreads and declining deposit costs were offset by an increase in loan balances moved to nonaccrual status and the replacement of a portion of the loan portfolio with lower-yielding money market investments.
The decrease in net interest margin compared with the second quarter of 2008 resulted from deposit price competition, the movement of loans to nonperforming status, and increased funding costs related to extending the maturities of wholesale borrowings, partially offset by expanding commercial and consumer loan spreads and retail time deposits repricing to a lower rate. For the six months ended June 30, 2009, net interest margin declined to 2.73% compared with 3.12% for the same period of 2008 as a result of the aforementioned factors.
Net interest income was $75.6 million for the second quarter of 2009 compared with $76.9 million for the first quarter of 2009 and $87.6 million for the second quarter of 2008. The slight decrease in net interest income compared with the first quarter of 2009 was due to a $256.4 million decrease in average earning assets. The decrease in average earning assets was primarily the result of a decrease in loan portfolio balances due to lower demand in the current Midwest economic environment, and a decrease in investment securities balances due to maturing balances not being fully reinvested. These decreases were partially offset by an increase in money market investments.
The decrease in net interest income compared with the second quarter of 2008 was due to the lower net interest margin and a $174.5 million decrease in average earning assets. The decrease in average earning assets was the result of a decrease in loan portfolio balances due to lower demand in the current Midwest economic environment, partially offset by an increase in investment securities and money market investments. For the six months ended June 30, 2009, net interest income declined to $152.5 million compared with $175.9 million for the same period of 2008 as a result of the lower net interest margin and a $71.4 million decrease in average earning assets due to the aforementioned factors.
Credit Quality
The quality of Citizens’ loan portfolio is impacted by numerous factors, including the economic environment in the markets in which Citizens operates. Citizens carefully monitors its loans in an effort to identify and mitigate any potential credit quality issues and losses in a proactive manner. In the second quarter of 2009, Citizens further expanded the non-watch commercial credit review of automotive and real estate related credits to include other manufacturers, relationships with significant credit exposure, businesses affected by the trickle-down effect of recent bankruptcy filings in the U.S. automotive industry, and additional segments of income producing commercial real estate. This process seeks to validate each such credit’s risk rating, underwriting structure and exposure management under current and stressed economic scenarios while strengthening these relationships and improving communication with these clients.
The following tables represent four qualitative aspects of the loan portfolio that illustrate the overall level of quality and risk inherent in the loan portfolio.
•	Table 1 — Delinquency Rates by Loan Portfolio – This table illustrates the loans where the contractual payment is 30 to 89 days past due and interest is still accruing. While these loans are actively worked to bring them current, past due loan trends may be a leading indicator of potential future nonperforming loans and charge-offs.
•	Table 2 — Commercial Watchlist – This table illustrates the commercial loans that, while still accruing interest, may be at risk due to general economic conditions or changes in a borrower’s financial status.
•	Table 3 — Nonperforming Assets – This table illustrates the loans that are in nonaccrual status, loans past due 90 days or more on which interest is still accruing, restructured loans, nonperforming loans that are held for sale, and other repossessed assets acquired. The commercial loans included in this table are reviewed as part of the watchlist process in addition to the loans displayed in Table 2.
•	Table 4 — Net Charge-Offs – This table illustrates the portion of loans that have been charged-off during each quarter.
Table 1 — Delinquency Rates By Loan Portfolio
30 to 89 days Past Due

	Jun 30, 2009		Mar 31, 2009		Dec 31, 2008		Sep 30, 2008		Jun 30, 2008
		% of		% of		% of		% of		% of
(dollars in millions)	$	Portfolio	$	Portfolio	$	Portfolio	$	Portfolio	$	Portfolio

Land Hold	$3.5	6.38%	$3.7	6.83%	$3.9	8.67%	$7.3	15.11%	$9.3	18.67%
Land Development	1.3	1.06	11.1	9.16	5.2	3.92	10.3	8.24	1.1	0.86
Construction	1.7	0.74	16.7	6.48	27.3	10.36	26.1	7.17	11.9	3.46
Income Producing	50.0	3.26	64.2	4.12	76.7	4.93	50.1	3.27	48.5	3.09
Owner-Occupied	15.6	1.59	37.4	3.92	37.5	3.88	21.3	2.13	18.6	1.84

Total Commercial Real Estate	72.1	2.47	133.1	4.52	150.6	5.08	115.1	3.75	89.4	2.88
Commercial and Industrial	34.0	1.55	47.1	1.97	56.5	2.17	29.1	1.08	29.5	1.09

Total Commercial Loans	106.1	2.07	180.2	3.38	207.1	3.72	144.2	2.50	118.9	2.05

Residential Mortgage	27.7	2.42	25.9	2.14	39.5	3.13	37.7	2.95	38.5	2.94
Direct Consumer	23.3	1.72	20.4	1.45	25.5	1.76	19.5	1.32	18.4	1.22
Indirect Consumer	14.6	1.81	14.7	1.83	18.5	2.25	13.6	1.61	14.4	1.73

Total Delinquent Loans	$171.7	2.04%	$241.2	2.76%	$290.6	3.19%	$215.0	2.29%	$190.2	2.01%

Total delinquencies at June 30, 2009 decreased $69.5 million or 28.8% from March 31, 2009 and decreased $18.5 million or 9.7% from June 30, 2008. The decrease from March 31, 2009 was primarily the result of delinquent commercial loans returning to current status and loans migrating to nonperforming status, partially offset by an increase in residential mortgage and direct consumer delinquencies. The decrease from June 30, 2008 was primarily due to administrative renewal efforts. However, the weak economy in the Midwest and particularly in Michigan, continues to significantly impact Citizens’ commercial real estate portfolio and, to a lesser extent, the commercial and industrial portfolio.
As part of its overall credit underwriting and review process and loss mitigation strategy, Citizens carefully monitors commercial and commercial real estate credits that are current in terms of principal and interest payments but may deteriorate in quality as economic conditions decline. Commercial relationship officers monitor their clients’ financial condition and initiate changes in loan ratings based on their findings. Loans that have migrated within the loan rating system to a level that requires increased oversight are considered watchlist loans (generally consistent with the regulatory definition of special mention, substandard, and doubtful loans) and include loans that are in accruing (see Table 2) or nonperforming status (see Table 3). Citizens utilizes the watchlist process as a proactive credit risk management practice to help mitigate the migration of commercial loans to nonperforming status and potential loss. Once a loan is placed on the watchlist, it is reviewed quarterly by the chief credit officer, senior credit officers, senior market managers, and commercial relationship officers to assess cash flows, collateral valuations, guarantor liquidity, and other pertinent trends. During these meetings, action plans are implemented or reviewed to address emerging problem loans or to remove loans from the portfolio. Additionally, loans viewed as substandard or doubtful are transferred to Citizens’ special loans or small business workout groups and are subjected to an even higher level of monitoring and workout activity.
Table 2 — Commercial Watchlist
Accruing loans only

	Jun 30, 2009		Mar 31, 2009		Dec 31, 2008		Sep 30, 2008		Jun 30, 2008
		% of		% of		% of		% of		% of
(dollars in millions)	$	Portfolio	$	Portfolio	$	Portfolio	$	Portfolio	$	Portfolio

Land Hold	$18.1	32.97%	$15.7	28.97%	$18.5	41.11%	$20.7	42.86%	$24.2	48.59%
Land Development	83.6	67.91	62.4	51.49	49.3	37.15	51.8	41.44	47.5	37.05
Construction	90.3	39.19	86.6	33.60	74.8	28.39	104.8	28.78	86.3	25.08
Income Producing	458.9	29.91	421.9	27.08	401.0	25.77	290.3	18.93	239.3	15.24
Owner-Occupied	274.4	28.01	224.2	23.53	178.4	18.44	167.0	16.71	161.8	16.03

Total Commercial Real Estate	925.3	31.66	810.8	27.54	722.0	24.35	634.6	20.67	559.1	18.03
Commercial and Industrial	532.9	24.24	479.7	20.03	436.8	16.78	431.2	15.95	432.5	16.00

Total Watchlist Loans	$1,458.2	28.48%	$1,290.5	24.17%	$1,158.8	20.82%	$1,065.8	18.46%	$991.6	17.08%

Accruing watchlist loans at June 30, 2009 increased $167.7 million or 13.0% over March 31, 2009 and increased $466.6 million or 47.1% over June 30, 2008. The increases were primarily the result of the aforementioned non-watch commercial credit reviews as signs of economic or business related stress indicate more credit oversight and review is warranted. Additionally, the increases were also impacted by continuing commercial real estate deterioration in Michigan and, as a way to help mitigate future losses, additional proactive downgrades as Citizens closely monitors borrowers’ repayment capacity in this environment.
Table 3 — Nonperforming Assets

	Jun 30, 2009		Mar 31, 2009		Dec 31, 2008		Sep 30, 2008		Jun 30, 2008
		% of		% of		% of		% of		% of
(dollars in millions)	$	Portfolio	$	Portfolio	$	Portfolio	$	Portfolio	$	Portfolio

Land Hold	$13.1	23.86%	$12.0	22.14%	$10.4	23.11%	$11.0	22.77%	$3.4	6.83%
Land Development	15.1	12.27	14.6	12.05	23.4	17.63	20.6	16.48	22.8	17.78
Construction	36.0	15.63	26.5	10.28	18.3	6.94	25.7	7.06	12.6	3.66
Income Producing	139.4	9.08	116.3	7.46	78.6	5.05	57.6	3.76	23.1	1.47
Owner-Occupied	72.0	7.35	66.5	6.98	31.8	3.29	17.7	1.77	13.1	1.30

Total Commercial Real Estate	275.6	9.43	235.9	8.01	162.5	5.48	132.6	4.32	75.0	2.42
Commercial and Industrial	91.8	4.18	83.7	3.50	64.6	2.48	38.2	1.41	31.6	1.17

Total Nonperforming Commercial Loans	367.4	7.17	319.6	5.99	227.1	4.08	170.8	2.96	106.6	1.84

Residential Mortgage	103.3	9.02	84.6	7.00	59.5	4.71	40.2	3.14	12.4	0.95
Direct Consumer	20.3	1.50	21.0	1.49	15.1	1.04	16.3	1.10	16.3	1.09
Indirect Consumer	1.4	0.17	2.0	0.25	2.6	0.32	2.1	0.25	1.4	0.17
Loans 90+ days still accruing	0.8	0.01	1.0	0.01	1.5	0.02	1.6	0.02	2.2	0.02
Restructured loans	2.5	0.03	0.4	0.00	0.2	0.00	0.3	0.00	0.3	0.00

Total Nonperforming Portfolio Loans	495.7	5.88%	428.6	4.90%	306.0	3.36%	231.3	2.47%	139.2	1.47%
Nonperforming Held for Sale	54.3		64.6		75.2		86.6		92.6
Other Repossessed Assets Acquired	54.7		57.4		58.0		46.5		54.1

Total Nonperforming Assets	$604.7		$550.6		$439.2		$364.4		$285.9

Nonperforming assets totaled $604.7 million at June 30, 2009, an increase of $54.1 million or 9.8% over March 31, 2009 and an increase of $318.8 million over June 30, 2008. The increases were primarily the result of continued deterioration in the real estate secured portfolios (particularly commercial) and general economic deterioration in the Midwest. Nonperforming assets at June 30, 2009 represented 7.13% of total loans plus other repossessed assets acquired compared with 6.25% at March 31, 2009 and 3.01%

at June 30, 2008. Nonperforming commercial loan inflows were $133.3 million in the second quarter of 2009 compared with $173.0 million in the first quarter of 2009 and $54.5 million in the second quarter of 2008.
Nonperforming commercial loan outflows were $85.9 million in the second quarter of 2009 compared with $80.4 million in the first quarter of 2009 and $135.9 million in the second quarter of 2008. The second quarter of 2009 outflows included $22.3 million in loans that returned to accruing status, $26.5 million in loan payoffs and paydowns, $34.1 million in charged-off loans, and $3.0 million transferred to other repossessed assets acquired.
Table 4 — Net Charge-Offs

	Three Months Ended
	Jun 30, 2009		Mar 31, 2009		Dec 31, 2008		Sep 30, 2008		Jun 30, 2008
		% of		% of		% of		% of		% of
(dollars in millions)	$	Portfolio**	$	Portfolio**	$	Portfolio**	$	Portfolio**	$	Portfolio**

Land Hold	$0.6	4.37%	$—	—%	$4.6	40.89%	$1.7	14.08%	$0.7	5.62%
Land Development	2.4	7.80	6.3	20.79	5.8	17.48	6.9	22.08	16.4	51.17
Construction	5.8	10.07	2.0	3.10	10.7	16.24	0.5	0.55	13.8	16.04
Income Producing	12.6	3.28	7.8	2.00	21.7	5.58	4.4	1.15	7.7	1.96
Owner-Occupied	7.9	3.23	2.4	1.01	3.1	1.28	1.3	0.52	3.4	1.35

Total Commercial Real Estate	29.3	4.01	18.5	2.51	45.9	6.19	14.8	1.93	42.0	5.42
Commercial and Industrial	6.8	1.24	8.0	1.34	21.9	3.37	0.4	0.06	0.6	0.09

Total Commercial Loans	36.1	2.82	26.5	1.99	67.8	4.87	15.2	1.05	42.6	2.94

Residential Mortgage	2.2	0.77	0.8	0.26	1.6	0.51	0.5	0.16	20.7	6.33
Direct Consumer	6.5	1.92	4.4	1.25	5.9	1.63	3.3	0.89	3.1	0.83
Indirect Consumer	4.4	2.18	5.0	2.49	5.7	2.78	3.4	1.61	2.9	1.39

Total Net Charge-offs	$49.2	2.30%	$36.7	1.67%	$81.0	3.48%	$22.4	0.94%	$69.3	2.93%

**	Represents an annualized rate.
The increase in net charge-offs over the first quarter of 2009 was primarily the result of charging off five large commercial loans in the second quarter of 2009. The decrease from the second quarter of 2008 was primarily the result of a $35.1 million fair-value adjustment ($16.8 million on commercial real estate and $18.3 million on residential mortgage) during the second quarter of 2008 when these loans were transferred to the held for sale portfolio.
After determining what Citizens believes is an adequate allowance for loan losses based on the risk in the portfolio, the provision for loan losses is calculated as a result of the net effect of the quarterly change in the allowance for loan losses and the quarterly net charge-offs. The provision for loan losses was $100.0 million in the second quarter of 2009, compared with $64.0 million in the first quarter of 2009 and $74.5 million in the second quarter of 2008. The increase over the first quarter of 2009 was primarily the result of higher net charge-offs and continued migration of loans to nonperforming status. This migration, and evaluation of the underlying collateral supporting these loans, caused an increase in the allowance for loan losses due to the higher likelihood that portions of these loans may eventually be charged-off. The increase over the second quarter of 2008 was primarily the result of the continued migration of loans to nonperforming status, partially offset by lower net residential mortgage charge-offs.
The allowance for loan losses was $333.4 million or 3.96% of portfolio loans at June 30, 2009, compared with $282.6 million or 3.23% at March 31, 2009 and $181.7 million or 1.92% at June 30, 2008. The increases were primarily the result of continued deterioration in commercial real estate loans, signs of potential deterioration in commercial and industrial loans due to recessionary pressures, and an increase in the loss migration rates and extended duration of residential mortgage and consumer loans. Based on current conditions and expectations, Citizens believes that the allowance for loan losses is adequate to address the estimated loan losses inherent in the existing loan portfolio at June 30, 2009.
Noninterest Income
Noninterest income for the second quarter of 2009 was $21.0 million, an increase of $1.7 million or 9.0% over the first quarter of 2009 and a decrease of $6.1 million or 22.5% from the second quarter of 2008. Noninterest income for the first six months of 2009 totaled $40.2 million, a decrease of $17.8 million or 30.7% from the same period of 2008.
The increase in noninterest income over the first quarter of 2009 was primarily the result of lower losses on loans held for sale ($1.8 million), higher mortgage and other loan income ($0.6 million) and higher service charges on deposit accounts ($0.6 million), partially offset by lower other income ($1.9 million).

The decrease in losses on loans held for sale was primarily the result of fewer writedowns to reflect market-value declines for the underlying collateral. The increase in mortgage and other loan income was primarily due to collecting past due letter of credit fees. The increase in service charges on deposit accounts was primarily the result of higher customer transaction volume. The decrease in other income was primarily due to swap income recognition ($3.2 million) resulting from changes in the related credit spreads, partially offset by an increase in the deferred compensation asset ($1.4 million).
The decrease in noninterest income from the second quarter of 2008 was primarily due to a higher net loss on loans held for sale ($2.1 million) as well as lower other income ($1.7 million), service charges on deposit accounts ($1.2 million), and trust fees ($1.1 million), partially offset by higher mortgage and other loan income ($0.7 million). The higher net loss on loans held for sale was primarily the result of higher writedowns to reflect market-value declines for the underlying collateral. The decrease in other income was primarily the result of a reduced crediting rate related to bank owned life insurance as a result of decreased returns on the underlying investments. The decline in trust fees was primarily the result of negative market conditions. The decrease in service charges on deposit accounts was primarily the result of a decline in customer transaction volume. The increase in mortgage and other loan income was primarily the result of an alliance with PHH Mortgage entered into in 2008.
The decrease in noninterest income from the first six months of 2008 was primarily due to higher net losses on loans held for sale ($8.3 million), as well as lower other income ($4.1 million), trust fees ($2.5 million), and service charges on deposit accounts ($2.4 million) due to the aforementioned factors.
Noninterest Expense
Noninterest expense for the second quarter of 2009 was $355.4 million, an increase of $274.7 million over the first quarter of 2009 and an increase of $94.2 million over the second quarter of 2008. The second quarter of 2009 and the second quarter of 2008 include a non-cash non tax deductible goodwill impairment charge of $266.5 million and $178.1 million, respectively. Noninterest expense for the first six months of 2009 totaled $436.2 million, an increase of $98.4 million over the same period of 2008.
The increase in noninterest expense over the first quarter of 2009 was primarily the result of the aforementioned goodwill impairment charge ($266.5 million), as well as higher other expense ($9.7 million) and salaries and employee benefits ($2.0 million), partially offset by lower other real estate (ORE) expenses ($3.9 million) and occupancy ($1.2 million). The increase in other expense was primarily the result of a $5.6 million increase in FDIC insurance premiums as a result of an industry-wide special assessment. The increase in salaries and employee benefits was primarily the result of higher performance-based incentive payments and an increase in the deferred compensation obligation, partially offset by lower hospitalization expense, the effects of the first quarter of 2009 curtailment charge related to Citizens’ supplemental employee retirement plan, and the suspension of the employer contributions to the 401(k) plan during the second quarter of 2009. The reduction in ORE expenses was primarily the result of marking fewer ORE assets down to market value. The decrease in occupancy expense was primarily the result of a seasonal decrease in outside maintenance costs.
The increase in noninterest expense over the second quarter of 2008 was primarily the result of the aforementioned higher goodwill impairment charge ($88.4 million), as well as other expense ($9.8 million) and other loan expenses ($3.4 million), partially offset by decreases in salaries and employee benefits ($3.1 million), ORE expenses ($2.0 million), and professional services ($1.7 million). The increase in other expense was primarily the result of an increase in FDIC insurance premiums due to the industry-wide special assessment and rate increase, partially offset by the effects of the second quarter of 2008 expense related to exiting two third-party contracts. The increase in other loan expense was primarily the result of higher foreclosure expenses associated with repossessing collateral underlying commercial and residential real estate loans. The decrease in salaries and employee benefits was primarily due to lower staffing levels and the aforementioned suspension of the employer contributions to the 401(k) plan, partially offset by the aforementioned increase to the deferred compensation obligation. The decrease in ORE expenses was primarily due to the aforementioned factors. The decrease in professional services was primarily due to cost savings initiatives implemented during 2009.
Salary costs included severance expense of less than $0.1 million for the second quarter of 2009, the first quarter of 2009, and the second quarter of 2008. Citizens had 2,157 full-time equivalent employees at June 30, 2009 compared with 2,175 at March 31, 2009 and 2,321 at June 30, 2008.

The increase in noninterest expense over the first six months of 2008 was primarily the result of a higher goodwill impairment charge ($88.4 million), as well as higher other loan expense ($7.5 million), ORE expense ($5.1 million), and other expense ($12.8 million), partially offset by lower salaries and employee benefits ($11.4 million) and professional services ($2.4 million) due to the aforementioned factors. The increase in ORE expense was primarily the result of more fair value adjustments and higher carrying costs related to holding a larger inventory of ORE properties in 2009.
Income Tax Provision
The income tax benefit for the second quarter of 2009 was $11.4 million, compared with $3.5 million for the first quarter of 2009 and $19.4 million for the second quarter of 2008. For the first six months of 2009, the income tax benefit totaled $14.9 million, a decrease of $3.6 million from the same period of 2008. The decreases were primarily due to the effect of higher pre-tax losses.
Use of Non-GAAP Financial Measures
In addition to results presented in accordance with GAAP, this release includes non-GAAP financial measures. In accordance with industry standards, certain designated net interest income amounts are presented on a taxable equivalent basis, including the calculation of net interest margin displayed in the “Selected Quarterly Information” and “Financial Summary and Comparison” tables. Citizens believes the presentation of net interest margin on a taxable equivalent basis allows comparability of net interest margin with our industry peers by eliminating the effect of the differences in portfolios attributable to the proportion represented by both taxable and tax-exempt investments.
Although Citizens believes the above non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP measures should not be considered a substitute for GAAP basis financial measures.
Safe Harbor Statement
Discussions and statements in this release that are not statements of historical fact, including without limitation statements that include terms such as “will,” “may,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “project,” “intend,” and “plan,” and statements regarding Citizens’ future financial and operating results, plans, objectives, expectations and intentions, are forward-looking statements that involve risks and uncertainties, many of which are beyond Citizens’ control or are subject to change. No forward-looking statement is a guarantee of future performance and actual results could differ materially.
Factors that could cause or contribute to such differences include, without limitation, the following:
•	Citizens faces the risk that loan losses, including unanticipated loan losses due to changes in loan portfolios, fraud and economic factors, could exceed the allowance for loan losses and that additional increases in the allowance will be required. Additions to the allowance for loan losses would cause Citizens’ net income to decline and could have a negative impact on its capital and financial position.

•	Citizens capital raising initiatives contemplate raising a significant amount of common equity from private and/or government sources over the next six months and there is no assurance that Citizens will be successful in its capital raising efforts.

•	While Citizens attempts to manage the risk from changes in market interest rates, interest rate risk management techniques are not exact. In addition, Citizens may not be able to economically hedge its interest rate risk. A rapid or substantial increase or decrease in interest rates could adversely affect Citizens’ net interest income and results of operations.

•	Difficult economic conditions have adversely affected the banking industry and financial markets generally and may significantly affect Citizens’ business, financial condition, and results of operations.

•	An economic downturn, and the negative economic effects caused by terrorist attacks, potential attacks and other destabilizing events, would likely contribute to the deterioration of the quality of Citizens’ loan portfolio and could reduce its customer base, its level of deposits, and demand for its financial products such as loans.

•	If Citizens is unable to continue to attract and retain core deposits, to obtain third party financing on favorable terms, or to have access to interbank or other liquidity sources (as a result of rating agency downgrades or other market factors), its cost of funds will increase, adversely affecting its ability to generate the funds necessary for lending operations, reducing net interest margin and negatively affecting its results of operations.

•	Increased competition with other financial institutions or an adverse change in Citizens’ relationship with a number of major customers could reduce its net interest margin and net income by decreasing the number and size of loans originated, the interest rates charged on these loans and the fees charged for services to customers. If Citizens lends to customers who are less likely to pay in order to maintain historical origination levels, it may not be able to maintain current loan quality levels.

•	Events such as significant adverse changes in the business climate, adverse action by a regulator, unanticipated changes in the competitive environment, and a decision to change Citizens’ operations or dispose of an operating unit could have a negative effect on its goodwill or other intangible assets such that it may need to record an impairment charge, which could have a material adverse impact on its results of operations.

•	If the FDIC raises the assessment rate charged to its insured financial institutions, Citizens’ FDIC insurance premium may increase, which could have a negative effect on expenses and results of operations.

•	Citizens may not realize its deferred income tax assets.

•	The proposed Exchange Offers are likely to trigger an ownership change that will negatively affect Citizens’ ability to utilize net operating and capital losses and other deferred tax assets in the future.

•	In order to maintain and strengthen its capital base, Citizens has determined to raise additional capital in transactions that will likely be highly dilutive to its common shareholders.

•	Citizens’ stock price can be volatile.

•	The trading volume in Citizens’ common stock is less than that of other larger financial services companies.

•	If Citizens’ stock does not continue to be traded on an established exchange, an active trading market may not continue and the trading price of its stock may decline.

•	An investment in Citizens’ common stock is not an insured deposit.

•	Citizens may be adversely affected by the soundness of other financial institutions.

•	Citizens could face unanticipated environmental liabilities or costs related to real property owned or acquired through foreclosure. Compliance with federal, state and local environmental laws and regulations, including those related to investigation and clean-up of contaminated sites, could have a negative effect on expenses and results of operations.

•	Citizens is a party to various lawsuits incidental to its business. Litigation is subject to many uncertainties such that the expenses and ultimate exposure with respect to many of these matters cannot be ascertained.

•	The financial services industry is undergoing rapid technological changes. If Citizens is unable to adequately invest in and implement new technology-driven products and services, it may not be able to compete effectively, or the cost to provide products and services may increase significantly.

•	Citizens’ business may be adversely affected by the highly regulated environment in which it operates. Changes in banking or tax laws, regulations, and regulatory practices at either the federal or state level may adversely affect Citizens, including its ability to offer new products and services, obtain financing, pay dividends from its subsidiaries to its parent company, attract deposits, or make loans at satisfactory spreads. Such changes may also result in the imposition of additional costs.

•	The products and services offered by the banking industry and customer expectations regarding them are subject to change. Citizens attempts to respond to perceived customer needs and expectations by offering new products and services, which are often costly to develop and market initially. A lack of market acceptance of these products and services would have a negative effect on its financial condition and results of operations.

•	As a bank holding company that conducts substantially all of its operations through its subsidiaries, the ability of Citizens’ parent company to pay dividends, repurchase its shares or to repay its indebtedness depends upon the results of operations of its subsidiaries and their ability to pay dividends to the parent company. Dividends paid by these subsidiaries are subject to limits imposed by federal and state law.

•	New accounting or tax pronouncements or interpretations may be issued by the accounting profession, regulators or other government bodies which could change existing accounting methods. Changes in accounting methods could negatively impact Citizens’ results of operations and financial condition.

•	Citizens’ business continuity plans or data security systems could prove to be inadequate, resulting in a material interruption in, or disruption to, its business and a negative impact on its results of operations.

•	Citizens’ vendors could fail to fulfill their contractual obligations, resulting in a material interruption in, or disruption to, its business and a negative impact on its results of operations.

•	Citizens’ potential inability to integrate acquired operations could have a negative effect on its expenses and results of operations.

•	Citizens’ controls and procedures may fail or be circumvented which could have a material adverse effect on its business, results of operations and financial condition.

•	Citizens’ articles of incorporation and bylaws as well as certain banking laws may have an anti-takeover effect.
These factors also include risks and uncertainties detailed from time to time in Citizens’ filings with the SEC, which are available at the SEC’s web site www.sec.gov. Other factors not currently anticipated may also materially and adversely affect Citizens’ results of operations, cash flows, financial position and prospects. There can be no assurance that future results will meet expectations. While Citizens believes that the forward-looking statements in this release are reasonable, you should not place undue reliance on any forward-looking statement. In addition, these statements speak only as of the date made. Citizens does not undertake, and expressly disclaims any obligation to update or alter any statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Consolidated Balance Sheets (Unaudited)
Citizens Republic Bancorp and Subsidiaries

	June 30,	March 31,	June 30,
(in thousands)	2009	2009	2008

Assets
Cash and due from banks	$164,143	$163,456	$252,242
Money market investments	560,695	481,489	183
Investment Securities:
Securities available for sale, at fair value	2,194,238	2,271,998	1,986,166
Securities held to maturity, at amortized cost (fair value of $137,155, $138,840 and $136,423, respectively)	137,080	138,581	138,435

Total investment securities	2,331,318	2,410,579	2,124,601
FHLB and Federal Reserve stock	156,277	148,764	148,838
Portfolio loans:
Commercial and industrial	2,198,315	2,394,436	2,703,812
Commercial real estate	2,922,429	2,944,265	3,101,337

Total commercial	5,120,744	5,338,701	5,805,149
Residential mortgage	1,145,020	1,207,973	1,308,729
Direct consumer	1,351,513	1,405,659	1,502,302
Indirect consumer	808,311	802,116	832,836

Total portfolio loans	8,425,588	8,754,449	9,449,016
Less: Allowance for loan losses	(333,369)	(282,647)	(181,718)

Net portfolio loans	8,092,219	8,471,802	9,267,298
Loans held for sale	78,144	89,820	111,542
Premises and equipment	121,465	122,810	125,073
Goodwill	330,744	597,218	597,218
Other intangible assets	17,425	19,377	25,766
Bank owned life insurance	219,290	218,917	218,084
Other assets	216,628	258,058	299,173

Total assets	$12,288,348	$12,982,290	$13,170,018

Liabilities
Noninterest-bearing deposits	$1,221,124	$1,174,392	$1,144,544
Interest-bearing demand deposits	977,530	865,441	763,983
Savings deposits	2,644,611	2,683,425	2,616,316
Time deposits	4,070,216	4,396,266	4,136,295

Total deposits	8,913,481	9,119,524	8,661,138
Federal funds purchased and securities sold under agreements to repurchase	45,703	53,086	299,646
Other short-term borrowings	14,197	13,845	45,398
Other liabilities	153,142	163,887	119,860
Long-term debt	1,936,673	2,064,575	2,498,290

Total liabilities	11,063,196	11,414,917	11,624,332

Shareholders’ Equity
Preferred stock — $50 par value	—	—	114,161
Preferred stock — no par value	269,013	267,566	—
Common stock — no par value	1,215,021	1,214,173	1,052,738
Retained (deficit) earnings	(231,503)	121,106	384,867
Accumulated other comprehensive loss	(27,379)	(35,472)	(6,080)

Total shareholders’ equity	1,225,152	1,567,373	1,545,686

Total liabilities and shareholders’ equity	$12,288,348	$12,982,290	$13,170,018

Consolidated Statements of Operations (Unaudited)
Citizens Republic Bancorp and Subsidiaries

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands, except per share amounts)	2009	2008	2009	2008

Interest Income
Interest and fees on loans	$114,481	$146,179	$233,672	$303,180
Interest and dividends on investment securities:
Taxable	20,068	19,021	41,980	40,044
Tax-exempt	6,729	7,280	13,686	14,650
Dividends on FHLB and Federal Reserve stock	529	1,898	1,895	3,591
Money market investments	325	16	588	46

Total interest income	142,132	174,394	291,821	361,511

Interest Expense
Deposits	42,288	53,134	89,428	114,712
Short-term borrowings	53	1,836	147	6,807
Long-term debt	24,190	31,809	49,699	64,065

Total interest expense	66,531	86,779	139,274	185,584

Net Interest Income	75,601	87,615	152,547	175,927
Provision for loan losses	99,962	74,480	163,979	105,099

Net interest income after provision for loan losses	(24,361)	13,135	(11,432)	70,828

Noninterest Income
Service charges on deposit accounts	10,836	12,036	21,104	23,502
Trust fees	3,464	4,608	6,883	9,392
Mortgage and other loan income	3,715	3,023	6,794	6,367
Brokerage and investment fees	1,450	2,211	2,777	4,127
ATM network user fees	1,665	1,677	3,119	3,090
Bankcard fees	2,093	1,924	3,987	3,668
Losses on loans held for sale	(4,350)	(2,248)	(10,502)	(2,247)
Other income	2,088	3,827	6,032	10,084

Total fees and other income	20,961	27,058	40,194	57,983
Investment securities gains	5	—	5	—

Total noninterest income	20,966	27,058	40,199	57,983

Noninterest Expense
Salaries and employee benefits	35,950	39,046	69,867	81,271
Occupancy	6,762	6,954	14,685	14,629
Professional services	2,783	4,531	5,919	8,294
Equipment	3,049	3,420	5,899	6,650
Data processing services	4,346	4,233	8,620	8,537
Advertising and public relations	2,274	1,458	3,699	3,296
Postage and delivery	1,526	2,058	3,101	3,785
Other loan expenses	6,861	3,448	12,798	5,259
Other real estate (ORE) expenses	4,417	6,394	12,777	7,636
Intangible asset amortization	1,952	2,333	3,989	4,780
Goodwill impairment	266,474	178,089	266,474	178,089
Other expense	19,039	9,264	28,383	15,564

Total noninterest expense	355,433	261,228	436,211	337,790

Loss Before Income Taxes	(358,828)	(221,035)	(407,444)	(208,979)
Income tax benefit	(11,415)	(19,401)	(14,882)	(18,472)

Net Loss	(347,413)	(201,634)	(392,562)	(190,507)
Dividend on redeemable preferred stock	(5,196)	—	(9,299)	—

Net Loss Attributable to Common Shareholders	$(352,609)	$(201,634)	$(401,861)	$(190,507)

Net Loss Per Common Share:
Basic	$(2.79)	$(2.51)	$(3.18)	$(2.44)
Diluted	(2.81)	(2.53)	(3.20)	(2.46)
Cash Dividends Declared Per Common Share	—	—	—	0.290

Average Common Shares Outstanding:
Basic	125,459	79,689	125,430	77,469
Diluted	125,503	79,700	125,465	77,486

Selected Quarterly Information
Citizens Republic Bancorp and Subsidiaries

	2nd Qtr 2009	1st Qtr 2009	4th Qtr 2008	3rd Qtr 2008	2nd Qtr 2008

Summary of Operations (thousands)
Net interest income	$75,601	$76,946	$85,687	$87,318	$87,615
Provision for loan losses	99,962	64,017	118,565	58,390	74,480
Total fees and other income	20,961	19,233	15,755	28,005	27,058
Investment securities gains (losses)	5	—	(1)	—	—
Noninterest expense (1)	355,433	80,778	78,611	74,301	261,228
Income tax provision (benefit)	(11,415)	(3,467)	99,634	(10,192)	(19,401)
Net loss (2)	(347,413)	(45,149)	(195,369)	(7,176)	(201,634)
Net loss attributable to common shareholders (3)	(352,609)	(49,252)	(195,596)	(18,913)	(201,634)
Taxable equivalent adjustment	4,220	4,337	4,519	4,593	4,611

Per Common Share Data
Net loss:
Basic	$(2.79)	$(0.39)	$(1.55)	$(0.20)	$(2.51)
Diluted	(2.81)	(0.39)	(1.56)	(0.20)	(2.53)
Market Value:
High	$2.25	$3.26	$4.75	$11.00	$13.97
Low	0.71	0.65	1.34	1.75	2.67
Close	0.71	1.55	2.98	3.08	2.82
Book value	7.57	10.29	10.60	12.20	14.93
Common shareholders’ equity (end of period)	6.95	7.53	7.80	7.27	9.62
Shares outstanding, end of period (000)	126,258	126,299	125,997	126,017	95,899

At Period End (millions)
Assets	$12,288	$12,982	$13,086	$13,116	$13,170
Portfolio loans	8,426	8,754	9,103	9,378	9,449
Deposits	8,913	9,120	9,052	9,006	8,661
Shareholders’ equity	1,225	1,567	1,601	1,537	1,546

Average Balances (millions)
Assets	$12,774	$13,080	$13,074	$13,157	$13,296
Portfolio loans	8,604	8,908	9,267	9,456	9,514
Deposits	8,995	9,117	8,998	8,837	8,604
Shareholders’ equity	1,557	1,607	1,559	1,551	1,546

Credit Quality Statistics (thousands)
Nonperforming loans	$492,342	$427,238	$304,293	$229,391	$136,741
Loans 90 or more days past due and still accruing	805	1,015	1,486	1,635	2,179
Restructured loans	2,556	360	256	271	285

Total nonperforming portfolio loans	495,703	428,613	306,035	231,297	139,205
Nonperforming held for sale	54,273	64,604	75,142	86,645	92,658
Other repossessed assets acquired (ORAA)	54,728	57,411	58,037	46,459	54,066

Total nonperforming assets	$604,704	$550,628	$439,214	$364,401	$285,929

Allowance for loan losses	$333,369	$282,647	$255,321	$217,727	$181,718
Allowance for loan losses as a percent of portfolio loans	3.96%	3.23%	2.80%	2.32%	1.92%
Allowance for loan losses as a percent of nonperforming assets	55.13	51.33	58.13	59.75	63.55
Allowance for loan losses as a percent of nonperforming loans	67.25	65.94	83.43	94.13	130.54
Nonperforming assets as a percent of portfolio loans plus ORAA	7.13	6.25	4.79	3.87	3.01
Nonperforming assets as a percent of total assets	4.92	4.24	3.36	2.78	2.17
Net loans charged off as a percent of average portfolio loans (annualized)	2.30	1.67	3.48	0.94	2.93
Net loans charged off (000)	$49,240	$36,691	$80,971	$22,381	$69,290

Performance Ratios (annualized)
Return on average assets	(10.91)%	(1.40)%	(5.94)%	(0.22)%	(6.10)%
Return on average shareholders’ equity	(89.50)	(11.40)	(49.86)	(1.84)	(52.47)
Average shareholders’ equity / average assets	12.19	12.28	11.92	11.79	11.62
Net interest margin (FTE) (4)	2.73	2.73	3.03	3.09	3.11

(1)	Noninterest expense includes a goodwill impairment charge of $266.5 million and $178.1 million in the second quarter of 2009 and second quarter of 2008, respectively.

(2)	Net loss includes a deferred tax valuation allowance of $136.6 million in the fourth quarter of 2008.

(3)	Net loss attributable to common shareholders includes the following non-cash items: $5.2 million dividend to preferred shareholders in second quarter of 2009, $4.1 million dividend to preferred shareholders in first quarter of 2009, $0.2 million accretion of redeemable preferred stock in the fourth quarter of 2008 and $11.7 million deemed dividend to preferred shareholders in the third quarter of 2008.

(4)	Net interest margin is presented on an annual basis, includes taxable equivalent adjustments to interest income and is based on a tax rate of 35%.

Financial Summary and Comparison
Citizens Republic Bancorp and Subsidiaries

	Six months ended
	June 30,
	2009	2008	% Change

Summary of Operations (thousands)
Net interest income	$152,547	$175,927	(13.3)%
Provision for loan losses	163,979	105,099	56.0
Total fees and other income	40,194	57,983	(30.7)
Investment securities (losses) gains	5	—	N/M
Noninterest expense (1)	436,211	337,790	29.1
Income tax provision (benefit)	(14,882)	(18,472)	(19.4)
Net loss	(392,562)	(190,507)	106.1
Net loss attributable to common shareholders (2)	(401,861)	(190,507)	N/M
Cash dividends on common stock	—	21,958	(100.0)

Per Common Share Data
Net Loss:
Basic	$(3.18)	$(2.44)	30.3%
Diluted	(3.20)	(2.46)	30.1
Dividends	—	0.290	(100.0)

Market Value:
High	$2.25	$14.74	(84.7)
Low	0.71	2.67	(73.4)
Close	0.71	2.82	(74.8)
Book value	7.57	14.93	(49.3)
Common shareholders’ equity (end of period)	6.95	9.62	(27.8)
Shares outstanding, end of period (000)	126,258	95,899	31.7

At Period End (millions)
Assets	$12,288	$13,170	(6.7)%
Portfolio loans	8,426	9,449	(10.8)
Deposits	8,913	8,661	2.9
Shareholders’ equity	1,225	1,546	(20.7)

Average Balances (millions)
Assets	$12,926	$13,369	(3.3)%
Portfolio loans	8,755	9,507	(7.9)
Deposits	9,056	8,511	6.4
Shareholders’ equity	1,582	1,562	1.2

Performance Ratios (annualized)
Return on average assets	(6.12)%	(2.87)%	113.2%
Return on average shareholders’ equity	(50.04)	(24.53)	104.0
Average shareholders’ equity / average assets	12.24	11.68	4.7
Net interest margin (FTE) (3)	2.73	3.12	(12.4)
Net loans charged off as a percent of average portfolio loans	1.98	1.83	8.2

(1)	Noninterest expense includes a goodwill impairment charge of $266.5 million and $178.1 million in the second quarter of 2009 and 2008, respectively.

(2)	Net loss attributable to common shareholders includes dividends on redeemable preferred stock in the amount of $9.3 million in 2009.

(3)	Net interest margin is presented on an annual basis and includes taxable equivalent adjustments to interest income of $8.6 million and $9.3 million for the six months ended June 30, 2009 and 2008, respectively, based on a tax rate of 35%.

Noninterest Income and Noninterest Expense (Unaudited)
Citizens Republic Bancorp and Subsidiaries

	Three Months Ended
	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30
(in thousands)	2009	2009	2008	2008	2008

NONINTEREST INCOME:
Service charges on deposit accounts	$10,836	$10,268	$11,714	$12,254	$12,036
Trust fees	3,464	3,419	4,062	4,513	4,608
Mortgage and other loan income	3,715	3,079	1,807	3,269	3,023
Brokerage and investment fees	1,450	1,327	1,606	1,376	2,211
ATM network user fees	1,665	1,454	1,514	1,715	1,677
Bankcard fees	2,093	1,894	1,898	1,874	1,924
Losses on loans held for sale	(4,350)	(6,152)	(5,865)	(1,261)	(2,248)
Other income	2,088	3,944	(981)	4,265	3,827

Total fees and other income	20,961	19,233	15,755	28,005	27,058
Investment securities gains (losses)	5	—	(1)	—	—

TOTAL NONINTEREST INCOME	$20,966	$19,233	$15,754	$28,005	$27,058

NONINTEREST EXPENSE:
Salaries and employee benefits	$35,950	$33,917	$37,194	$39,728	$39,046
Occupancy	6,762	7,923	7,214	6,749	6,954
Professional services	2,783	3,136	3,644	3,246	4,531
Equipment	3,049	2,850	3,156	3,160	3,420
Data processing services	4,346	4,274	3,748	4,185	4,233
Advertising and public relations	2,274	1,425	1,304	1,297	1,458
Postage and delivery	1,526	1,575	1,931	1,626	2,058
Other loan expenses	6,861	5,937	5,367	2,755	3,448
Other real estate (ORE) expenses	4,417	8,360	1,547	1,825	6,394
Intangible asset amortization	1,952	2,037	2,126	2,226	2,333
Goodwill impairment	266,474	—	—	—	178,089
Other expense	19,039	9,344	11,380	7,504	9,264

TOTAL NONINTEREST EXPENSE	$355,433	$80,778	$78,611	$74,301	$261,228

Average Balances, Yields and Rates

	Three Months Ended
	June 30, 2009		March 31, 2009		June 30, 2008
	Average	Average	Average	Average	Average	Average
(dollars in thousands)	Balance	Rate	Balance	Rate	Balance	Rate

Earning Assets
Money market investments	$521,644	0.25%	$426,824	0.25%	$2,379	2.72%
Investment securities:
Taxable	1,716,468	4.68	1,738,346	5.04	1,483,409	5.13
Tax-exempt	629,411	6.58	651,797	6.57	670,792	6.68
FHLB and Federal Reserve stock	154,377	1.37	148,763	3.71	148,838	5.12
Portfolio loans Commercial and industrial	2,300,885	4.53	2,485,161	4.65	2,658,841	5.54
Commercial real estate	2,943,786	5.36	2,944,144	5.34	3,159,286	6.35
Residential mortgage	1,177,791	4.95	1,237,705	5.48	1,355,377	6.14
Direct consumer	1,378,223	6.06	1,431,983	6.10	1,517,420	6.68
Indirect consumer	803,532	6.76	809,025	6.77	823,530	6.69

Total portfolio loans	8,604,217	5.33	8,908,018	5.42	9,514,454	6.18
Loans held for sale	84,654	3.62	93,379	2.15	65,430	4.08

Total earning assets	11,710,771	5.01	11,967,127	5.20	11,885,302	6.05

Nonearning Assets
Cash and due from banks	158,977		173,181		193,533
Bank premises and equipment	122,402		123,573		126,311
Investment security fair value adjustment	15,404		(6,471)		19,097
Other nonearning assets	1,057,928		1,083,358		1,249,579
Allowance for loan losses	(291,565)		(260,483)		(177,441)

Total assets	$12,773,917		$13,080,285		$13,296,381

Interest-Bearing Liabilities
Deposits:
Interest-bearing demand	$927,698	0.47%	$823,161	0.46%	$769,241	0.66%
Savings deposits	2,671,620	0.80	2,596,840	0.93	2,645,759	1.64
Time deposits	4,188,303	3.44	4,548,786	3.59	4,073,917	4.06
Short-term borrowings	59,086	0.36	71,374	0.38	337,373	2.19
Long-term debt	1,999,435	4.85	2,116,545	4.88	2,673,757	4.78

Total interest-bearing liabilities	9,846,142	2.71	10,156,706	2.90	10,500,047	3.32
Noninterest-Bearing Liabilities and Shareholders’ Equity
Noninterest-bearing demand	1,207,641		1,148,419		1,114,849
Other liabilities	163,266		168,525		135,932
Shareholders’ equity	1,556,868		1,606,635		1,545,553

Total liabilities and shareholders’ equity	$12,773,917		$13,080,285		$13,296,381

Interest Spread		2.30%		2.30%		2.73%
Contribution of noninterest bearing sources of funds		0.43		0.43		0.38

Net Interest Margin		2.73%		2.73%		3.11%

Average Balances, Yields and Rates

	Six Months Ended June 30,
	2009		2008
	Average	Average	Average	Average
(dollars in thousands)	Balance	Rate	Balance	Rate

Earning Assets
Money market investments	$474,496	0.25%	$3,434	2.68%
Investment securities
Taxable	1,727,347	4.86	1,506,082	5.32
Tax-exempt	640,542	6.57	674,746	6.68
FHLB and Federal Reserve stock	151,586	2.51	148,839	4.85
Portfolio loans
Commercial and industrial	2,392,514	4.59	2,611,432	5.73
Commercial real estate	2,943,964	5.35	3,150,765	6.62
Residential mortgage	1,207,583	5.22	1,386,545	6.31
Direct consumer	1,404,954	6.08	1,535,383	6.96
Indirect consumer	806,263	6.76	822,706	6.74

Total portfolio loans	8,755,278	5.37	9,506,831	6.40
Loans held for sale	88,992	2.85	69,744	5.44

Total earning assets	11,838,241	5.10	11,909,676	6.25
Nonearning Assets
Cash and due from banks	166,040		199,318
Bank premises and equipment	122,984		128,263
Investment security fair value adjustment	4,527		25,695
Other nonearning assets	1,070,573		1,278,010
Allowance for loan losses	(276,110)		(171,628)

Total assets	$12,926,255		$13,369,334

Interest-Bearing Liabilities
Deposits:
Interest-bearing demand	$875,718	0.46%	$772,999	0.66%
Savings deposits	2,634,437	0.86	2,529,242	1.99
Time deposits	4,367,549	3.52	4,105,737	4.27
Short-term borrowings	64,733	0.46	485,014	2.82
Long-term debt	2,058,129	4.86	2,669,559	4.82

Total interest-bearing liabilities	10,000,566	2.81	10,562,551	3.53
Noninterest-Bearing Liabilities and Shareholders’ Equity
Noninterest-bearing demand	1,178,194		1,102,552
Other liabilities	165,881		142,135
Shareholders’ equity	1,581,614		1,562,096

Total liabilities and shareholders’ equity	$12,926,255		$13,369,334

Interest Spread		2.29%		2.72%
Contribution of noninterest bearing sources of funds		0.44		0.40

Net Interest Margin		2.73%		3.12%

Nonperforming Assets
Citizens Republic Bancorp and Subsidiaries

	Three Months Ended
	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30
(in thousands)	2009	2009	2008	2008	2008

Commercial and industrial	$91,825	$83,716	$64,573	$38,168	$31,599
Commercial real estate	275,607	235,921	162,544	132,629	75,082

Total commercial (1)	367,432	319,637	227,117	170,797	106,681
Residential mortgage	103,263	84,596	59,515	40,234	12,414
Direct consumer	20,277	20,993	15,049	16,270	16,273
Indirect consumer	1,370	2,012	2,612	2,090	1,373
Loans 90 days or more past due and still accruing	805	1,015	1,486	1,635	2,179
Restructured loans	2,556	360	256	271	285

Total nonperforming portfolio loans	495,703	428,613	306,035	231,297	139,205
Nonperforming held for sale	54,273	64,604	75,142	86,645	92,658
Other Repossessed Assets Acquired	54,728	57,411	58,037	46,459	54,066

Total nonperforming assets	$604,704	$550,628	$439,214	$364,401	$285,929

(1)	Changes in commercial nonperforming loans (including restructured loans) for the quarter (in millions):

Inflows	$133.3	$173.0	$155.5	$102.6	$54.5
Outflows	(85.9)	(80.4)	(99.2)	(38.5)	(135.9)

Net change	$47.4	$92.6	$56.3	$64.1	$(81.4)

Summary of Loan Loss Experience
Citizens Republic Bancorp and Subsidiaries

	Three Months Ended
	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30
(in thousands)	2009	2009	2008	2008	2008

Allowance for loan losses — beginning of period	$282,647	$255,321	$217,727	$181,718	$176,528

Provision for loan losses	99,962	64,017	118,565	58,390	74,480

Charge-offs:
Commercial and industrial	9,845	8,108	22,813	2,222	921
Commercial real estate	31,645	18,977	46,058	15,063	42,225

Total commercial	41,490	27,085	68,871	17,285	43,146
Residential mortgage	2,161	804	1,565	497	20,738
Direct consumer	6,826	4,707	6,239	3,603	3,631
Indirect consumer	5,041	5,507	6,299	3,924	3,525

Total charge-offs	55,518	38,103	82,974	25,309	71,040

Recoveries:
Commercial and industrial	3,028	128	904	1,805	302
Commercial real estate	2,316	404	151	274	241

Total commercial	5,344	532	1,055	2,079	543
Residential mortgage	4	3	2	12	15
Direct consumer	325	334	385	304	565
Indirect consumer	605	543	561	533	627

Total recoveries	6,278	1,412	2,003	2,928	1,750

Net charge-offs	49,240	36,691	80,971	22,381	69,290

Allowance for loan losses — end of period	$333,369	$282,647	$255,321	$217,727	$181,718

Reserve for loan commitments — end of period	$4,001	$4,158	$3,941	$4,274	$5,154